As filed with the Securities and Exchange Commission on [●], 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ING U.S., INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1222820
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ING U.S. 401(k) Plan for ILIAC Agents

(Full Title of the Plan)

Bridget M. Healy

Executive Vice President and Chief Legal Officer

ING U.S., Inc.

230 Park Avenue

New York, New York 10169

(212) 309-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [_]

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	800,000 shares	$29.63	$23,704,000	$3,233.23

(1)	Represents shares of common stock of ING U.S., Inc. (“Common Stock”) that may be offered and sold pursuant to the ING U.S. 401(k) Plan for ILIAC Agents, as amended and restated effective as of January 1, 2008 (the “Plan”), together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)	The registration fee has been computed in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based upon $29.63, the average of the high and low sales prices of shares of the Registrant’s Common Stock on September 17, 2013, as reported on the New York Stock Exchange.

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. This Registration Statement on Form S-8 is filed by ING U.S., Inc. (the “Company” or “Registrant”) regarding the Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(i) The Registrant’s prospectus dated July 11, 2013, filed pursuant to Rule 424(b) of the Securities Act (File No. 333-189199), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed (the “Prospectus”);

(ii) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2012 (the “Annual Report”) as filed with the Commission on June 27, 2013 by ING Groep N.V. (File Number 001-14642);

(iii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act since the end of the fiscal year covered by the Prospectus and Annual Report; and

(iv) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on April 29, 2013 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of the Registrant’s Common Stock contained in the Prospectus.

All reports and documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify such persons against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Company under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our amended and restated certificate of incorporation, which is filed as Exhibit 4.1 hereto.

We have entered or intend to enter into separate indemnification agreements with each of our directors and officers that will provide, subject to their terms, the maximum indemnity allowed to directors and officers by Section 145 of the DGCL and certain additional procedural protections.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of ING U.S., Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Form S-1 Registration Statement, filed by the Registrant on April 16, 2013).

4.2	Amended and Restated By-Laws of ING U.S., Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 7, 2013).

4.3	ING U.S. 401(k) Plan for ILIAC Agents, as amended and restated effective as of January 1, 2008.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).

Pursuant to Item 8(b) of Part II of Form S-8, the undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of September, 2013.

ING U.S., INC.

By:	/s/ Alain M. Karaoglan
	Name:	Alain M. Karaoglan
	Title:	EVP and Chief Operating Officer

By:	/s/ Ewout L. Steenbergen
	Name:	Ewout L. Steenbergen
	Title:	EVP and Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Rodney O. Martin, Jr., Alain M. Karaoglan, Ewout L. Steenbergen and Bridget M. Healy, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Rodney O. Martin, Jr. Rodney O. Martin, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	Sept. 19, 2013

/s/ Johannes M. M. Boers Johannes M. M. Boers	Director	Sept. 19, 2013

/s/ Patrick G. Flynn Patrick G. Flynn	Director	Sept. 19, 2013

/s/ J. Barry Griswell J. Barry Griswell	Director	Sept. 19, 2013

/s/ Dirk H. Harryvan Dirk H. Harryvan	Director	Sept. 19, 2013
/s/ Jan H. M. Hommen Jan H. M. Hommen	Director	Sept. 19, 2013

/s/ Frederick S. Hubbell Frederick S. Hubbell	Director	Sept. 19, 2013

/s/ Willem F. Nagel Willem F. Nagel	Director	Sept. 19, 2013

/s/ David Zwiener David Zwiener	Director	Sept. 19, 2013

/s/ Ewout L. Steenbergen Ewout L. Steenbergen	Chief Financial Officer (Principal Financial Officer)	Sept. 19, 2013

/s/ Steven T. Pierson Steven T. Pierson	Chief Accounting Officer (Principal Accounting Officer)	Sept. 19, 2013

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on 19th day of September, 2013.

ING U.S. 401(k) Plan for ILIAC Agents
By: ING US PENSION COMMITTEE
/s/ Steven T. Pierson
Name: Steven T. Pierson
Title: Chairman

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Page
4.1	Amended and Restated Certificate of Incorporation of ING U.S., Inc.	Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Form S-1 Registration Statement, filed by the Registrant on April 16, 2013.	--

4.2	Amended and Restated By-Laws of ING U.S., Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 7, 2013.	--

4.3	ING U.S. 401(k) Plan for ILIAC Agents as amended and restated effective as of January 1, 2008.	Filed herewith.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

24.1	Power of Attorney.	Included on signature pages.